FIRST AMENDMENT
TO
CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT

This First Amendment to the CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (this “Amendment”) is entered into effective as of August 8, 2018 between HighPoint Resources Corporation, a Delaware corporation (“Company”), and William M. Crawford (the “Employee”).

RECITALS

WHEREAS, the Employee and Company previously entered into a Change in Control Severance Protection Agreement dated effective March 20, 2018 (the “Agreement”); and

WHEREAS, the Employee has been promoted from Senior Vice President-Treasury and Finance to Chief Financial Officer; and

WHEREAS, the Employee and Parent desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.    Amendment. Section 4 is amended by deleting subsections (a) and (b) in the entirety and replacing them as follows:

(a)
Cash Severance. Company shall make a lump sum cash payment to the Employee equal to three (3) times the Employee’s Annual Compensation Amount (the “Severance Amount”); provided, however that such cash payment shall be reduced by the amount, if any, of the Employee’s Paid General Cash Severance. Subject to the requirements of Section 7 for “specified employees,” the payment under this paragraph (a) shall be paid on the first regular payroll date that is more than 60 days after the date of the Employee’s Qualifying Termination (or the Change in Control, if later) and in no event later than 74 days following such Qualifying Termination or the Change in Control, as applicable.

(b)
Certain Welfare Benefits. Company shall make a lump sum cash payment to Employee equal to thirty-six (36) times the aggregate monthly premium (paid by Company and Employee) for each of the following plans as in effect at the time of the Employee’s Qualifying Termination: Life insurance, disability, medical, dental and hospitalization. Subject to the requirements of Section 7 for “specified employees,” the payment under this paragraph (b) shall be paid on the first regular payroll date that is more than 60 days after the date of the Employee’s Qualifying

Termination (or the Change in Control, if later) and in no event later than 74 days following such Qualifying Termination or the Change in Control, as applicable.

2.    No Other Changes. Except as expressly amended by this Amendment, all of the terms of the Agreement shall remain in full force and effect.

3.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

HIGHPOINT RESOURCES CORPORATION

By:	/s/ R. Scot Woodall
R. Scot Woodall
Chief Executive Officer and President

EMPLOYEE

/s/ William M. Crawford
William M. Crawford

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